Exhibit 99.1

	Contact: Trans World Entertainment John Anderson Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773
38 Corporate Circle Albany, NY 12203
www.twec.com	NEWS RELEASE

TRANS WORLD ANNOUNCES THE DEATH OF BOARD MEMBER ISAAC KAUFMAN

Albany, NY, December 30, 2013 -- Trans World Entertainment Corporation (NASDAQ: TWMC) today announced that Isaac Kaufman, a member of the Board of Directors, passed away on December 24, 2013.

“Isaac was a valued member of our Board of Directors and Chairman of the Audit Committee for over twenty years. His insight, unique perspective and contributions to the success of our Company will be sorely missed. More importantly, I will miss a dear and valued friend.” commented Robert J. Higgins, Chairman and Chief Executive Officer of Trans World Entertainment. “Our thoughts and prayers go out to his family.”

Trans World Entertainment is a leading specialty retailer of entertainment products, including video, music, electronics, trend, video games and related products. The Company operates retail stores in the United States, the District of Columbia and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, and www.secondspin.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.